UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Mitcham Industries, Inc.
(Name of Registrant as Specified In Its Charter)
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MITCHAM INDUSTRIES, INC.
8141 SH 75 SOUTH
P.O. BOX 1175
HUNTSVILLE, TEXAS 77342-1175
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 2, 2018
June 20, 2018
To our Shareholders:
We will hold the Annual Meeting of Shareholders (the “Annual Meeting”) of Mitcham Industries, Inc., a Texas corporation, on Thursday, August 2, 2018, at our principal executive offices, which are located at 8141 SH 75 South, Huntsville, Texas 77340 at 9:00 a.m., local time. At the Annual Meeting, shareholders will be asked to:

1.
Elect the six nominees named in this proxy statement to serve on our Board of Directors until the next annual meeting of shareholders, each until their respective successors are duly elected and qualified;

2.	Approve an amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $1.00, from 1,000,000 to 2,000,000;

3.	Approve, on an advisory basis, Named Executive Officer compensation;

4.	Vote, on an advisory basis, on the frequency of future advisory votes on Named Executive Officer compensation;

5.	Ratify the selection by the Audit Committee of our Board of Directors of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019; and

6.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
Our Board of Directors has established the close of business on June 4, 2018 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held August 2, 2018, and any adjournment or postponement thereof.
A list of shareholders will be available for inspection at our Annual Meeting, and during normal business hours at least ten days prior thereto, at our offices, which are located at 8141 SH 75 South, Huntsville, Texas 77340.
Even if you plan to attend the Annual Meeting, please complete, sign and mail the enclosed proxy card as promptly as possible in the accompanying envelope or use the telephone or Internet voting.
Sincerely,
Robert P. Capps
Co-Chief Executive Officer and Chief Financial Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON AUGUST 2, 2018.
The Notice of Annual Meeting of Shareholders, our Proxy Statement for the Annual Meeting and our
Annual Report to Shareholders for the fiscal year ended January 31, 2018 are available at
www.proxyvote.com

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MITCHAM INDUSTRIES, INC.
8141 SH 75 South
P.O. Box 1175
Huntsville, Texas 77342-1175

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 2, 2018

SOLICITATION OF PROXIES
Purpose, Place, Date and Time
This proxy statement is furnished in connection with the solicitation by the Board of Directors (our “Board”) of Mitcham Industries, Inc., a Texas corporation, of proxies from the holders of record of our common stock, par value $0.01 per share, and our 9.00% Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) at the close of business on June 4, 2018, for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our principal executive offices, which are located at 8141 SH 75 South, Huntsville, Texas 77340 at 9:00 a.m., local time, on Thursday, August 2, 2018, and any adjournment or postponement thereof. You can find directions to the Annual Meeting by visiting our website at http://www.mitchamindustries.com and clicking on the “Investor Relations” link.
The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report for the fiscal year ended January 31, 2018 (“2018 Annual Report”) are being mailed together on or about June 20, 2018 to each of our shareholders entitled to notice of and to vote at the Annual Meeting.
Properly executed proxies will be voted as directed. If no direction is indicated therein, proxies received in response to this solicitation will be voted FOR: (1) the election of each of the six individuals nominated by our Board and named in this proxy statement for election as directors; (2) approval of an amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $1.00, from 1,000,000 to 2,000,000; (3) the advisory vote to approve Named Executive Officer compensation; (4) a frequency of one year with respect to holding future advisory votes on Named Executive Officer compensation; (5) the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm by our Audit Committee for the fiscal year ending January 31, 2019; and (6) as recommended by our Board with regard to any other matters that properly come before the Annual Meeting, or if no recommendation is given, at the discretion of the appointed proxies.
Expenses of Solicitation
We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our shareholders in connection with the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained Broadridge Investor Communication Solutions, Inc. ("Broadridge") to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of approximately $15,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.
Shareholders Sharing the Same Last Name and Address
We are sending only one copy of our proxy statement and 2018 Annual Report to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you receive a householded mailing this year and you would like to have additional copies of our proxy statement and 2018 Annual Report mailed to you or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary in writing at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, or call us at 936-291-2277. We will deliver promptly upon written or oral request separate copies of any of our proxy materials. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

VOTING OF SECURITIES
Record Date; Shareholders Entitled to Vote
Our Board has fixed the close of business on June 4, 2018 as the record date for determining the holders of shares of common stock and Series A Preferred Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on June 4, 2018, there were 12,089,399 issued and outstanding shares of common stock, each of which is entitled to one vote on each item of business to be conducted at the Annual Meeting, and 700,402 issued and outstanding shares of Series A Preferred Stock, each of which is entitled to one vote on Proposal 2 only (Approval of amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $1.00, from 1,000,000 to 2,000,000).
For a period of at least 10 days prior to the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection during normal business hours at our principal executive offices, which are located at 8141 SH 75 South, Huntsville, Texas 77340.
Quorum; Discretionary Authority
Our Third Amended and Restated Bylaws provide that a majority of the aggregate outstanding shares entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business. Consequently, holders of at least 6,044,700 shares of our common stock and 350,202 shares of our Series A Preferred Stock must be present either in person or by proxy to establish a quorum for the Annual Meeting. If less than a quorum is represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice, and the persons named as proxies will vote the proxies they have been authorized at the Annual Meeting in favor of such an adjournment.
In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares represented at the Annual Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the Annual Meeting in favor of such an adjournment.
Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
Abstentions and Broker Non-Votes; Vote Required
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when shareholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the shareholders are voting.
If you are a beneficial owner whose shares are held of record by a broker, you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority. A “broker non-vote” occurs when a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy. Although broker non-votes will be counted as present at the meeting for purposes of determining a quorum, they will be treated as not entitled to vote with respect to non-discretionary matters.
At the Annual Meeting, brokers will not have discretionary authority to vote in the absence of timely instructions from the beneficial owners on any of the proposals to be voted on at the Annual Meeting, other than Proposal 5 (Ratification of Selection of Independent Registered Public Accounting Firm).

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Proposal 1 (Election of Directors):  To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes cast at the Annual Meeting by holders of shares of common stock entitled to vote on the proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on the election of a director. Broker non-votes will have no effect on the outcome of the vote on the election of a director. Series A Preferred Stock has no voting power with respect to the election of directors.

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Proposal 2  (Approval of amendment to our Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $1.00, from 1,000,000 to 2,000,000): Approval of the proposed amendment to increase the authorized shares of preferred stock, par value $1.00, from 1,000,000 to 2,000,000 requires the affirmative vote of at least (1) two-thirds of the votes entitled to be cast by the holders of our common stock and (2) two-thirds of the votes entitled to be cast by the holders of Series A Preferred Stock. Abstentions and broker non-votes will have the effect of a vote against the proposal.

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Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation):  Approval of this proposal requires the affirmative vote of the holders of a majority of shares entitled to vote on this proposal at the Annual Meeting; provided that, for purposes of this sentence, abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of the vote on this proposal. You may vote for, against or expressly abstain with respect to this proposal. While this vote is required by law, it will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board. However, the views of our shareholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. Series A Preferred Stock has no voting power with respect to the advisory vote to approve Named Executive Officer compensation.

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Proposal 4 (Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation):  Approval of this proposal requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the Annual Meeting with respect to the proposal. Abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of the vote on this proposal. You may vote in favor of holding an advisory vote on executive compensation every one, two or three years, or expressly abstain with respect to this proposal. However, because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our shareholders. While this vote is required by law, it will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board. However, our Board will take into account the outcome of this vote in making a determination on the frequency at which advisory votes on executive compensation will be included in our proxy statements for future annual meetings. Series A Preferred Stock has no voting power with respect to the advisory vote as to the frequency of the advisory vote to approve Named Executive Officer compensation.

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Proposal 5 (Ratification of Selection of Independent Registered Public Accounting Firm):  Ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019 requires the affirmative vote of the holders of a majority of shares entitled to vote on, and voted for or against, or expressly abstained with respect to, this proposal at the Annual Meeting; provided that, for purposes of this sentence, abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of the vote on this proposal. Series A Preferred Stock has no voting power with respect to the ratification of our independent registered public accounting firm.

Revocation of Proxies
If you are a registered shareholder (meaning your shares are registered directly in your name with our transfer agent) you may revoke your proxy at any time prior to the vote tabulation at the Annual Meeting by: (1) sending in an executed proxy card with a later date, (2) timely submitting a proxy with new voting instructions by telephone or over the Internet, (3) sending a written notice of revocation by mail to P.O. Box 1175, Huntsville, Texas 77342-1175 marked “Proxy Information Enclosed, Attention: Corporate Secretary” or (4) attending and voting in person by completing a ballot at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.
If you are a street name shareholder (meaning that your shares are held in a brokerage account by a bank, broker or other nominee) and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with that entity’s procedures.

CORPORATE GOVERNANCE
The following sections summarize information about our corporate governance policies, our Board and its committees and the director nomination process.
Our Governance Practices
General
We are committed to sound corporate governance principles. To evidence this commitment, our Board has adopted charters for its committees and a Code of Ethics. These documents provide the framework for our corporate governance. A complete copy of the current version of each of these documents is available on our website at http://www.mitchamindustries.com or in print, free of charge, to any shareholder who requests it by contacting us by mail at Mitcham

Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Corporate Secretary, or by telephone (936) 291-2277. Our Board regularly reviews corporate governance developments and modifies our governance documents as appropriate.
Code of Ethics
Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officers, Chief Financial Officer, Chief Accounting Officer and our Corporate Controller, to ensure that our business is conducted in a legal and ethical manner.
All of our directors, officers and employees are required to certify their compliance with the Code of Ethics. The Code of Ethics requires that any exception to or waiver for an executive officer or director be made only by our Board and disclosed as required by law and the listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Listing Standards”). To date, we have neither received any requests for, nor granted, waivers of the Code of Ethics for any of our executive officers or directors.
Among other things, the Code of Ethics addresses:

•	conflicts of interest;

•	insider trading;

•	record keeping and questionable accounting or auditing matters;

•	corporate opportunities;

•	confidentiality;

•	competition and fair dealing;

•	compliance with laws and regulations, including the Foreign Corrupt Practices Act of 1977 and similar laws in other countries in which we operate;

•	protection and proper use of our company assets; and

•	reporting of any illegal or unethical behavior.
It is our policy that there shall be no acts of retaliation, intimidation, threat, coercion or discrimination against any individual for truthfully reporting, furnishing information or assisting or participating in any manner in an investigation, compliance review or other activity related to the administration of the Code of Ethics.
Our Board
Determination of Director Independence
As required under the NASDAQ Listing Standards, a majority of the members of our Board must qualify as independent, as affirmatively determined by our Board. Our Board evaluated all relevant transactions and relationships between each director, or any of his or her family members, and our company, senior management and independent registered public accounting firm. Based on this evaluation, our Board has determined that Thomas S. Glanville, Marcus Rowland, R. Dean Lewis, Robert J. Albers and Peter H. Blum are each an independent director, as that term is defined in the NASDAQ Listing Standards. Messrs. Glanville, Rowland, Lewis, Albers and Blum constitute a majority of the members of our Board.
Robert P. Capps is not independent because he currently serves as our Co-Chief Executive Officer, Executive Vice President of Finance and Chief Financial Officer.
Attendance at Board and Committee Meetings
During the fiscal year ended January 31, 2018 (referred to as “fiscal 2018”), our Board held five meetings. Each individual serving as a director during such period attended all meetings of our Board and the Board committees on which he served during the fiscal year.
Attendance at Annual Meetings
Our policy is to encourage our directors to attend the annual meetings of our shareholders. All nominees who were then serving as directors attended the annual meeting of our shareholders in August 2017.
Leadership Structure and Role in Risk Oversight
Our Board separated the positions of Chairman of our Board and Chief Executive Officer in 2004. Separating these positions allows our Chief Executive Officers to focus on our day-to-day business, while allowing the Chairman to lead our Board in its fundamental role of providing advice to, and independent oversight of, management. Our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to this position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. While our Bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for our company at this time and demonstrates our commitment to good corporate governance.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic, environmental and regulatory risks, and others, such as the impact of competition, technological changes and weather conditions. Management is responsible for the day-to-day management of risks our company faces, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our Board believes that establishing the right “tone at the top” and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chairman has regular discussions with Chief Executive Officers and other senior officers to discuss strategy and risks facing our company. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by our Board on risk management-related and any other matters. Each quarter, our Board receives presentations from senior management on strategic matters involving our operations.
While our Board is ultimately responsible for risk oversight at our company, each of our Board committees assists our Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with the NASDAQ Listing Standards, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. The Strategic Planning Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our long-term strategy development and implementation.
Shareholder Communications with Our Board
Our Board welcomes communications from our shareholders. Shareholders may send communications to our Board, or any director in particular, by contacting us by mail at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Corporate Secretary or via e-mail through our website at http://www.mitchamindustries.com. Each communication must (1) identify the sender, (2) identify the applicable director(s) and (3) contain the information necessary to enable the director(s) to contact the sender. Our Corporate Secretary will relay this information to the applicable director(s) and request that the sender be contacted as soon as possible.
Committees of Our Board
As of the date of this proxy statement, our Board has standing Audit, Compensation, Strategic Planning and Nominating Committees. Our Board, in its business judgment, has determined that each committee, other than the Strategic Planning Committee, is comprised entirely of independent directors as currently required under the NASDAQ Listing Standards and applicable rules and requirements of the Securities and Exchange Commission, including the rules and requirements specifically applicable to the members of each committee. Each committee is governed by a written charter approved by the full Board.
Audit Committee
The Audit Committee has been established to assist our Board in:

•	overseeing the quality and integrity of our financial statements and other financial information we provide to any governmental body or the public;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing the independent registered public accounting firm’s qualifications, independence and performance;

•	overseeing our systems of internal controls regarding finance, accounting and legal compliance that our management and our Board have established;

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facilitating an open avenue of communication among the registered independent accountants, financial and senior management, and our Board, with the registered independent accountants being accountable to the Audit Committee; and

•	performing such other duties as directed by our Board.

In connection with these purposes, the Audit Committee annually selects, engages and evaluates the performance and ongoing qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements and confirms the independence of our independent registered public accounting firm. The Audit Committee also meets with our management and independent registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant internal policies. While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate or to determine that such statements are in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance U.S. GAAP and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.
During fiscal 2018, the Audit Committee held five meetings. The Audit Committee currently consists of Messrs. Glanville (Chairman), Lewis, Albers and Rowland. Our Board has determined that all members of the Audit Committee are independent as that term is defined in the NASDAQ Listing Standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board also has determined that each member of the Audit Committee is financially literate and that Mr. Glanville has the necessary accounting and financial expertise to serve as chairman. Further, our Board has determined that each of Messrs. Glanville, Lewis, Albers and Rowland is an “audit committee financial expert” following a determination that each of them met the criteria for such designation under the Securities and Exchange Commission’s rules and regulations. For information regarding the business experience of each of the members of the Audit Committee, see “Proposal 1—Election of Directors—Information About Director Nominees. The report of the Audit Committee appears under the heading “Audit Committee Report” below.
Compensation Committee
Pursuant to its charter, the purposes of our Compensation Committee are to:

•	review, evaluate and approve the agreements, plans, policies and programs to compensate our officers and directors;

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review and discuss with our management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meeting of shareholders, if applicable, and to determine whether to recommend to our Board that the Compensation Discussion and Analysis, if any, be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors; and

•	perform such other functions as our Board may assign to the committee from time to time.
In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers. In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board, (2) in accordance with the Compensation Committee’s agenda, which is reviewed by the Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officers or (4) by the Compensation Committee’s outside compensation consultant, if a consultant has been engaged by the Compensation Committee.
The Compensation Committee works with the management team to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:

•	preparing materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	recommending the compensation arrangements and components for our employees.
Our Chief Executive Officers are instrumental to this process. Specifically, our Chief Executive Officers assist the Compensation Committee by:

•	providing background information regarding our business goals;

•	annually reviewing performance of each of our executive officers (other than themselves); and

•	recommending compensation arrangements and components for our executive officers (other than themselves).
Our other executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with our Chief Executive Officers.
Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our executive officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms. In the past, the Compensation Committee has engaged Longnecker & Associates (the “Consultant”) to assist in evaluating and designing the compensation program for our executive officers and directors. The Consultant has been engaged directly by the Compensation Committee and does not provide any other services to us outside of matters pertaining to executive officer and director compensation. The Consultant has reported directly to the Compensation Committee, which is solely responsible for determining the scope of services performed by the Consultant and the directions given to the Consultant regarding the performance of such services.
Together with management and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination.
To the extent permitted by applicable law, the Compensation Committee may form and delegate some or all of its authority under its charter to subcommittees when it deems such action appropriate.
During fiscal 2018, the Compensation Committee held one meeting. The Compensation Committee currently consists of Messrs. Lewis, Rowland and Blum (Chairman). The report of the Compensation Committee appears under the heading “Compensation Committee Report” below.
Strategic Planning Committee
The purpose of the Strategic Planning Committee, as stated in its charter, is to assist our Board and the Chief Executive Officers in their oversight of our long-term strategy development and implementation. In fulfilling this role, from time to time, the Strategic Planning Committee reviews with management the key issues, options and external developments impacting the our strategy. In addition, the committee monitors enterprise risks that may affect us and assists management in addressing such risks in our strategic plan.
During fiscal 2018, the Strategic Planning Committee met six times. The Strategic Planning Committee currently consists of Messrs. Capps and Albers (Chairman) with Guy Malden, our Co-Chief Executive Officer and Executive Vice President of Marine Systems, participating.
Nominating Committee
The purposes of the Nominating Committee, as stated in its charter, include the following:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated by our Board for election as directors at the annual meeting of shareholders; and

•	performing such other functions as our Board may assign to the committee from time to time.
During fiscal 2018, the Nominating Committee did not meet. The Nominating Committee currently consists of Messrs. Lewis and Blum (Chairman).
Director Nomination Process
The Nominating Committee is responsible for establishing criteria for selecting new directors, actively seeking individuals to become directors and recommending such individuals to our Board. In seeking candidates for our Board, the Nominating Committee will consider the entirety of each candidate’s credentials. Currently, the Nominating Committee does not require director candidates to possess a specific set of minimum qualifications, as different factors may assume greater or lesser significance at particular times, and the needs of our Board may vary in light of its composition and the Nominating Committee’s perceptions about future issues and needs. However, while the Nominating Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character. As set forth above, the Nominating Committee may consider diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Nominating Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race or gender.
The Nominating Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating Committee or shareholder recommendations, provided that the procedures set forth below are followed. The Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating Committee may consider previous experience as a member of our Board.
Shareholders or a group of shareholders may recommend potential candidates for consideration by the Nominating Committee by sending a written request to our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175. For additional information regarding the submission of shareholder recommendations, see “Shareholder Proposals and Director Nominations.”
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee is now, or at any time has been, employed by or served as an officer of Mitcham Industries, Inc. or any of its subsidiaries or had any substantial business dealings with Mitcham Industries, Inc. or any of its subsidiaries. None of our executive officers are now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.
TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures
Historically, our Board has reviewed and approved, as appropriate, related person transactions as they have been presented to our Board at the recommendation of management. Recognizing that related person transactions involving our company present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), our Board has adopted a formal written process for reviewing, approving and ratifying transactions with related persons, which is described below.
General
Under the policy, any “Related Person Transaction” may be consummated or may continue only if:

•
the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of our Board; or

•	the transaction involves compensation approved by the Compensation Committee.
For these purposes, a “Related Person” is:

•	a senior officer (which includes, at a minimum, each executive vice president and Section 16 officer) or director;

•	a shareholder owning more than 5% of our company (or its controlled affiliates);

•	a person who is an immediate family member of a senior officer or director; or

•	an entity which is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.

For these purposes, a “Related Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than:

•	transactions available to all employees generally; and

•	transactions involving less than $5,000 when aggregated with all similar transactions.
Audit Committee Approval
Our Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management recommends Related Person Transactions to be entered into for that calendar year, including the proposed aggregate value of the transactions (if applicable). After review, the Audit Committee approves or disapproves the transactions and at each subsequently scheduled meeting, management updates the Audit Committee as to any material change applicable to those proposed transactions.
In the event management recommends any further Related Person Transactions subsequent to the first calendar year meeting, the transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification is not forthcoming, management makes all reasonable efforts to cancel or annul the transaction.
Corporate Opportunity
Our Board recognizes that situations exist where a significant opportunity may be presented to management or a member of our Board that may equally be available to our company, either directly or by referral. Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% shareholder), the opportunity must be presented to our Board for consideration.
Disclosure
All Related Person Transactions are to be disclosed in our applicable filings as required by the Securities and Exchange Commission’s rules and regulations. Furthermore, all Related Person Transactions are to be disclosed to the Audit Committee, and any material Related Person Transaction are to be disclosed to our Board.
Other Agreements
Management assures that all Related Person Transactions are approved in accordance with any requirements of our financing agreements.
Transactions
Since the beginning of fiscal 2018, we have not participated in (or proposed to participate in) any transactions with Related Persons except as described below. Each of these Related Person Transactions was approved under our policy for reviewing Related Person Transactions.
Transactions with Principal Shareholders
Debra Mitcham is employed by us in a marketing and administrative role and is the sole beneficiary of the estate of Billy F. Mitcham, Jr. (the “Mitcham Estate”). The Mitcham Estate is a principal holder of more than 5% of our common stock. During fiscal 2018, Ms. Mitcham was paid a salary of $102,960. She received no incentive or equity awards during the year. All amounts paid to Ms. Mitcham for fiscal 2018 were approved by the Compensation Committee.
Transactions with Members of the Board of Directors
On October 7, 2016 we entered into an equity distribution agreement (the “Equity Distribution Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Agent”), pursuant to which we may sell up to 500,000 shares of our Series A Preferred Stock through the Agent through an at the market (“ATM”) offering program. The Co-Chief Executive Officer and Co-President of Ladenburg Thalmann & Co. Inc., Peter H. Blum, is the Non-Executive Chairman of our board of directors. Under the Equity Distribution Agreement, the Agent will be entitled to compensation of up to 2.0% of the gross proceeds from the sale of Series A Preferred Stock under the ATM program. Since January 31, 2017, we have issued 204,938 shares of Series A Preferred Stock under the ATM offering program. Gross proceeds from these sales were approximately $4.7 million and the Agent received compensation of approximately $94,000. Mr. Blum received no portion of this compensation.
STOCK OWNERSHIP MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file initial reports of ownership and changes in ownership of common stock with the Securities and Exchange Commission. Reporting persons are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of reports we received and the written representations from our directors and officers, we believe that all filings required to be made under Section 16(a) were timely made for fiscal 2018.
Principal Holders of Securities
The following table sets forth the beneficial ownership of the outstanding shares of common stock and Series A Preferred Stock as of May 9, 2018 with respect to each person, other than our directors and officers, who we know to be the beneficial owner of more than 5% of our issued and outstanding common stock or Series A Preferred Stock, respectively.

	Common Stock Beneficially Owned		Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class(2)	Number of Shares	Percent of Class(3)
Ariel Investments, LLC	2,998,392(4)	24.8%	—	—
200 E. Randolph Drive Suite 2900 Chicago, IL 60601
Dimensional Fund Advisors LP	946,447(5)	7.8%	—	—
Building One 6300 Bee Cave Road Austin, TX 78746
Aegis Financial Corporation	826,707(6)	6.8%	—	—
6862 Elm Street, Suite 830 McLean, VA 22101
Mitcham Estate	790,475(7)	6.5%	—	—
2131 Greentree Drive Huntsville, TX 77340
Mitsubishi Heavy Industries, Ltd.	—	—	152,290	21.7%
6-1, 6-Chome, Hikoshima-Enoura-Cho Shimonoseki 750-8505 Japan

(1)
“Beneficial ownership” is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of May 9, 2018 if that person or group has the right to acquire shares within 60 days after such date.

(2)	Based on total shares outstanding of 12,089,399 at May 9, 2018 unless otherwise indicated.

(3)	Based on total shares outstanding of 700,402 at May 9, 2018 unless otherwise indicated.

(4)
Based solely on a Schedule 13G as of December 31, 2017 and filed on February 13, 2018 with the Securities and Exchange Commission. According to the Schedule 13G, Ariel Investments, LLC had sole voting power over 2,521,692 shares of our common stock and sole dispositive power over 2,998,392 shares of our common stock.

(5)
Based solely on a Schedule 13G as of December 31, 2017 and filed on February 9, 2018 with the Securities and Exchange Commission. According to the Schedule 13G, Dimensional Fund Advisors LP had sole voting power over 907,393 shares of our common stock and sole dispositive power over 946,447 shares of our common stock.

(6)
Based solely on a Schedule 13G/A as of December 31, 2017 and filed on February 13, 2018 with the Securities and Exchange Commission. According to the Schedule 13G/A, Aegis Financial Corporation had shared voting power and shared dispositive power over 826,707 shares of our common stock.

(7)
Includes 65,000 shares underlying exercisable options held by Ms. Mitcham, 3,100 shares held by Ms. Mitcham, 439,375 shares held by the Estate of Billy F. Mitcham and 308,000 shares underlying Exercisable Options held by the Estate of Billy F. Mitcham. Billy F. Mitcham, Jr., passed away on September 18, 2015. His widow, Ms. Mitcham, is the sole beneficiary of his estate and has sole voting power over the shares held by the estate.

Security Ownership of Management
The following table sets forth the beneficial ownership of common stock as of May 9, 2018 by: (1) each of the executive officers named in the Summary Compensation Table below, (2) each of our directors and director nominees and (3) all current directors and executive officers as a group. All persons listed have sole disposition and voting power with respect to the indicated shares except as otherwise indicated in the footnotes to the table. None of these persons own any of our Series A Preferred Stock.

	Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares	Percent of Class(2)
Peter H. Blum	570,224(3)	4.7%
R. Dean Lewis	60,800(4)	*
Robert J. Albers	70,300(5)	*
Thomas S. Glanville	65,000(6)	*
Marcus Rowland	55,000(7)	*
Robert P. Capps	178,597(8)	1.5%
Guy Malden	174,249(9)	1.4%
Mark Cox	10,000(10)	*
All current directors and executive officers as a group (8 persons)	1,184,170(11)	9.8%

*	Less than 1%

(1)
“Beneficial ownership” is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of May 9, 2018 if that person or group has the right to acquire shares within 60 days after such date.

(2)	Based on total shares outstanding of 12,089,399 at May 9, 2018 and shares which such individual has the right to acquire within 60 days of May 9, 2018.

(3)	Includes 98,000 shares underlying exercisable options, 6,000 shares owned by Mr. Blum’s spouse’s individual retirement account.

(4)	Includes 40,000 shares underlying exercisable options.

(5)	Includes 63,000 shares underlying exercisable options

(6)	Includes 55,000 shares underlying exercisable options.

(7)	Includes 55,000 shares underlying exercisable options.

(8)	Includes 146,667 shares underlying exercisable options.

(9)	Includes 146,668 shares underlying exercisable options.

(10)	Includes 10,000 shares underlying exercisable options.

(11)	Includes 614,335 shares underlying exercisable options.

PROPOSAL 1: ELECTION OF DIRECTORS
General
Six individuals will be elected at the Annual Meeting to serve as directors until the next annual meeting, each until their respective successors are duly elected and qualified. Shareholders may not cumulate their votes in the election of our directors. Our Board has nominated the six individuals listed below to serve until our 2018 Annual Meeting of Shareholders. All of the director nominees are currently serving on our Board. Certain individual qualifications and skills of our directors that contribute to our Board’s effectiveness as a whole are described below in each director’s biographical information below.
The persons appointed as proxies in the enclosed proxy card will vote such proxy “FOR” the persons nominated for election to our Board, except to the extent authority to vote is expressly withheld with respect to one or more nominees. If any nominee is unable to serve as a director for any reason, all shares represented by proxies pursuant to the enclosed proxy card, absent contrary instructions, will be voted for any substitute nominee designated by our Board.
Our Board recommends a vote “FOR” the election of each of the director nominees identified below.
Information About Director Nominees
The following table sets forth the names and ages, as of May 9, 2018, of our current directors, each of whom is a director nominee. Our directors are elected annually and serve one-year terms or until their death, resignation or removal.

Name	Age	Positions Held	Director Since
Peter H. Blum	61	Non-Executive Chairman	2000
Robert P. Capps	64	Director, Co-Chief Executive Officer, Executive Vice President of Finance and Chief Financial Officer	2004
R. Dean Lewis	75	Director	1995
Robert J. Albers	77	Director	2008
Thomas S. Glanville	59	Director	2015
Marcus Rowland	65	Director	2015
Peter H. Blum has been a member of our Board since July 2000 and was elected Non-Executive Chairman of our Board on July 8, 2004. Mr. Blum is Co-Chief Executive Officer and Co-President of Ladenburg Thalmann & Co., Inc., an investment banking firm, where he has been employed since 2004. Prior to 2004, Mr. Blum was a senior investment banker with various Wall Street firms. Mr. Blum started his career with Arthur Young & Co. as a Certified Public Accountant and received a Bachelor of Business Administration degree from the University of Wisconsin- Madison. Mr. Blum has over 30 years of experience as an investment banker in the energy industry during which time he provided consultation and advice to a variety of companies. He also has extensive experience in financial and capital markets. Our Board believes that Mr. Blum’s experience supports its efforts in overseeing and advising on corporate strategy and financial matters, enabling him to effectively serve as a director.
Robert P. Capps has been a member of our Board since July 2004. In June 2006, Mr. Capps was appointed as our Executive Vice President and Chief Financial Officer. In September 2015, Mr. Capps was named to the additional position of Co- Chief Executive Officer. From July 1999 until May 2006, he was the Executive Vice President and Chief Financial Officer of TeraForce Technology Corporation, a publicly-held provider of defense electronics products. From 1996 to 1999, Mr. Capps was Executive Vice President and Chief Financial Officer of Dynamex, Inc., a NASDAQ-listed supplier of same-day transportation services. Prior to his employment with Dynamex, Mr. Capps was Executive Vice President and Chief Financial Officer of Hadson Corporation, a New York Stock Exchange-listed energy company. Mr. Capps was formerly with Arthur Young & Co. Mr. Capps holds a Bachelor of Accountancy degree from the University of Oklahoma. Mr. Capps has over 35 years of financial experience, including more than 20 years as chief financial officer for public companies, including ours. Our Board believes that Mr. Capps’ experience allows him to offer valuable perspectives on our corporate planning, budgeting, and financial reporting, thereby enabling him to effectively serve as a director.
R. Dean Lewis retired in 2011 as Professor of Marketing at Sam Houston State University, a position he held since June 2008. From October 1995 to June 2008, he was the Dean of the Business School at Sam Houston State University. From 1987 to October 1995, Dr. Lewis was the Associate Dean and Professor of Marketing at Sam Houston State University. Prior to 1987, Dr. Lewis held a number of executive positions in the banking and finance industries. Dr. Lewis brings to our Board not only broad business experience and management expertise, but also a unique perspective gained from serving in various positions at a state university. Our Board believes that this experience enables Dr. Lewis to effectively serve as a director.
Robert J. Albers was appointed to our Board in January 2008 based on the recommendation of the Nominating Committee. Mr. Albers currently manages Bob Albers Consulting. From 2002 to 2016, Mr. Albers acted as Corporate Management Advisor to Sercel. From 1995 to 2002, he was Executive Vice President of Sercel, Inc. From 1990 to 1994,

Mr. Albers served as Vice President and General Manager of Halliburton Geophysical Products. In 1982, he joined Geosource, Inc. and served as President and General Manager, Operations and Technology Group; from 1963 to 1982, he held various management and leadership roles at Chevron Oil Company. Mr. Albers holds a Bachelor of Science degree in Mining Engineering from Lehigh University. Mr. Albers has more than 30 years of experience as a manager and executive in the seismic industry. He possesses broad technical and financial expertise in the seismic industry. Our Board believes that Mr. Albers’ significant senior leadership and industry-specific experience enables him to effectively serve as a director.
Thomas S. Glanville was appointed to our Board in September 2015 based on the recommendation of the Nominating Committee. Mr. Glanville is the managing partner of Eschelon Advisors, LP, and affiliates, providing energy and private equity investment and advisory services. From 1999-2002, Mr. Glanville served as vice president of technology and new ventures for Reliant Energy, Inc., one of the world’s largest international energy services companies, and its affiliate, Reliant Resources, Inc. Mr. Glanville currently serves on the board of directors of the privately-held oil and gas exploration and production company Strand Energy, L.L.C and as Director and Chair of the Audit/Finance Committee of Itron, Inc., a publicly traded technology and services company dedicated to the resourceful use of energy and water. He also served as Chairman of the Texas Tri-Cities branch (Houston, Austin, San Antonio) of the National Association of Corporate Directors (NACD) from 2011 to 2016. Mr. Glanville graduated with a Masters of Science degree in Mineral Economics from the Colorado School of Mines and holds a Bachelor of Arts degree in Economics from the University of Virginia. Our Board believes that Mr. Glanville’s operational and financial experience in various senior management positions and his experience as a director of a public company enable him to effectively serve as a director.
Marcus Rowland was appointed to our Board in September 2015 based on the recommendation of the Nominating Committee. Mr. Rowland is currently the Senior Managing Director and founding partner of IOG Capital, LP, an oil and gas investment company and is the Chairman of the Board of Silverbow Resources, Inc. Recently, Mr. Rowland served as the Chief Executive Officer at FTS International, Inc. (formally Frac Tech International, LLC). He served as the President and Chief Financial Officer of Frac Tech Services, LLC and Frac Tech International, LLC from November 2010 to May 2011. Mr. Rowland is the former Executive Vice President and Chief Financial Officer of Chesapeake Energy Corporation, where he worked for 18 years in roles of increasing levels of responsibility. Mr. Rowland served as Chief Operating Officer of Anglo-Suisse, LP from 1990 to 1993, assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, LP and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Mr. Rowland currently serves on the Board of Directors of Warren Resources, a publicly-traded exploration and production company, and as non-executive Chairman of the Board of SilverBow Resources, Inc., as well as on several privately-held energy companies and community banks. Mr. Rowland holds a Bachelor’s degree from Wichita State University. Our Board believes that Mr. Rowland’s operational and financial experience in various senior management positions and his experience as a director of a public company enable him to effectively serve as a director.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles, as of May 9, 2018, of each of our executive officers. Our executive officers are elected annually by our Board and serve one-year terms or until their death, resignation or removal by our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any person was selected as a director or an executive officer, respectively.

Name	Age	Positions Held
Robert P. Capps	64	Co-Chief Executive Officer, Executive Vice President of Finance and Chief Financial Officer
Guy Malden	66	Co-Chief Executive Officer and Executive Vice President of Marine Systems
Mark A. Cox	58	Chief Accounting Officer and Vice President Finance and Accounting
Robert P. Capps’ biographical information may be located under “Proposal 1: Election of Directors—Information About Director Nominees.”
Guy Malden has served as our Executive Vice President of Marine Systems since January 2004. In September 2015, Mr. Malden was named to the additional position of Co-Chief Executive Officer. Mr. Malden has over 35 years of experience in the geophysical industry and has been with Mitcham Industries since 2002. From 1999 to 2002, he served as Vice President of Operations for American International Exploration Group. From 1993 to 1999, he served in various management capacities with several seismic equipment manufacturers, most notably Syntron, Inc. From 1975 to 1993, Mr. Malden served in various field and management capacities with Geophysical Service Inc./Halliburton Geophysical Services. Mr. Malden holds a degree in Marine Geology from Long Island University.
Mark A. Cox was appointed Chief Accounting Officer in May 2017. Mr. Cox joined Mitcham as Vice President Finance and Accounting in February 2017. Prior to joining Mitcham, Mr. Cox was employed by Key Energy Services, Inc., an oilfield service company, where he served as Vice President, Controller and Principal Accounting Officer from March 2012 to October 2016, and Vice President, Tax, from October 2009 to March 2012. From December 2008 to September 2009, Mr Cox served as Chief Financial Officer for Recon International, a privately-held company providing construction services to military and private organizations in Afghanistan. From August 1990 through November 2008, Mr. Cox held a variety of positions with BJ Services Company, including Director of Tax, Middle East Region Controller and Assistant Corporate Controller. He also worked in the tax practice of Arthur Andersen LLP from 1986 to 1990. Mr. Cox is a Certified Public Accountant (inactive) and holds a Bachelor of Accountancy degree from Houston Baptist University in 1986.

EXECUTIVE COMPENSATION

We are currently considered a “smaller reporting company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures regarding the compensation of our Named Executive Officers. For fiscal 2018, our “Named Executive Officers” were:

Name	Position
Robert P. Capps	Co-Chief Executive Officer, Executive Vice President of Finance and Chief Financial Officer
Guy Malden	Co-Chief Executive Officer and Executive Vice President of Marine Systems
Mark Cox	Chief Accounting Officer and Vice President Finance and Accounting
Summary Compensation Table for Fiscal Year Ended January 31, 2018
The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during fiscal years 2017 and 2018.

Name and Principal Position	Fiscal Year Ended January 31	Salary	Option Awards(1)	All Other Compensation(2)	Total
		($)	($)	($)	($)
Robert P. Capps	2018	262,650	175,569	12,676	450,895
Co-Chief Executive Officer, Executive Vice President and Chief Financial Officer	2017	262,650	—	14,070	276,720
Guy Malden	2018	253,895	175,569	16,140	445,604
Co-Chief Executive Officer and Executive Vice President Marine Systems	2017	253,895	—	20,817	274,712
Mark Cox	2018	187,180	64,131	3,563	254,874
Chief Accounting Officer and Vice President Finance and Accounting	2017	—	—	—	—

(1)
This column includes the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718 determined without regard to forfeitures. These amounts reflect our accounting valuation of these awards, and do not correspond to any actual value that may be recognized by our Named Executive Officers. The assumptions used in the calculation of these amounts are discussed in Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018. The fiscal 2016 option awards were granted on May 27, 2015 and on January 12, 2016 to Messrs. Capps and Malden. The fiscal 2018 option awards were granted on February 15, 2017 to Messrs. Capps and Malden and on February 22, 2017 to Mr. Cox. See “Executive Compensation-Additional Narrative Disclosures-Long-Term Equity-Based Incentives” for a description of the material features of these awards. No option awards were granted in fiscal 2017.

(2)	All Other Compensation for the fiscal year ended January 31, 2018 consists of the following:

Name	Life Insurance Premiums	Automobile Costs(a)	401(k) Matching Contributions	Total
	($)	($)	($)	($)
Robert P. Capps	2,170	—	10,506	12,676
Guy Malden	2,170	3,814	10,156	16,140
Mark Cox	896	—	2,667	3,563

(a)
Automobile costs reflect the aggregate incremental cost to us of each Named Executive Officer’s personal use of a company-owned automobile, which is determined by multiplying the Alternate Lease Value, as published by the Internal Revenue Service, by the percentage of personal use mileage for the year.

Additional Narrative Disclosures
Base Salary
We provide our Named Executive Officers and other employees with an annual base salary to compensate them for services rendered to us during the year.
In addition to providing a base salary that the Committee subjectively considers to be competitive with the market, based in part on the analysis prepared by the Consultant, we determine base salaries based on the duties and responsibilities of each officer, retention concerns, and a desire to align the salary level of each of our Named Executive Officers to promote internal pay equity relative to our other officers. To that end, annual salary adjustments are based on the Committee’s subjective analysis of many individual factors, including:

•	the responsibilities of the officer;

•	the period over which the officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position;

•	the potential future contribution and demonstrated individual performance of the officer; and

•	the general economic environment in which we are currently operating.
In addition to individual factors listed above, the Committee considers our overall business performance, such as our net earnings, earnings before interest, taxes, depreciation and amortization (or EBITDA), sales growth and implementation of directives. While these metrics generally provide context for making base salary decisions, base salary decisions do not depend on the attainment of specific goals or performance levels, no specific weighting is given to any one factor over another and specific performance criteria or targets are not communicated to our Named Executive Officers. Base salaries are generally reviewed annually but are not automatically increased if the Committee believes that an award in other elements of compensation would be more appropriate in light of the Committee’s stated objectives.
Consistent with the methodology discussed above and based on the results of the advisory vote on executive compensation at our fiscal 2014 Annual Meeting of Shareholders, the reduced financial performance of our company and the challenges facing the energy industry in fiscal 2016, in May 2015, the Committee determined to decrease the base salaries of our Named Executive Officers by 15% effective June 1, 2015. There were no changes to the base salaries of our Named Executive Officers in fiscal 2017 or 2018.
The following table provides the base salaries for our Named Executive Officers in fiscal years 2017 and 2018:

Named Executive Officer	Fiscal 2017 Base	Fiscal 2018 Base
	($)	($)
Robert P. Capps	262,650	262,650
Guy Malden	253,895	253,895
Paul Guy Rogers (1)	227,630	—
Mark Cox	—	187,180

(1)	Mr. Rogers resigned from his position of Vice President of Business Development on July 20, 2016, but he remained employed through January 31, 2017.
Bonus Awards
Our annual cash bonus awards are designed to reward our executive officers for achieving performance results that are important to our operations and that contribute to the creation of shareholder value.
The Committee determined that any cash bonuses would be contingent upon our company achieving a minimum level of adjusted EBITDA. The Committee established a minimum level of adjusted EBITDA for the years ending January 31st, 2017 and 2018 ("fiscal 2017" and "fiscal 2018", respectively), which were not attained, and no cash bonuses were awarded for fiscal 2017 or fiscal 2018.
Long-Term Equity-Based Incentives
Our long-term equity-based incentive program is designed to give our key employees a longer-term stake in our company, act as a long-term retention tool and align employee and shareholder interests by aligning compensation with growth in shareholder value. To achieve these objectives, we have historically relied on a combination of grants of stock options and restricted stock, which are subject to vesting requirements and are made under the Mitcham Industries, Inc. Stock Awards Plan, as amended from time to time (the “Stock Awards Plan” or the “Plan”). In its considerations of whether or not to grant equity awards to our executive officers and, if equity awards are so granted, in its considerations of the type and size of the awards, the Committee considers our company-level performance, the applicable executive officer’s performance, comparative share ownership by comparable executives of comparable companies, the amount of equity previously awarded to the applicable executive officer and the vesting schedule of outstanding awards. While there is no formal weighting of these elements, the Committee considers each in its analysis.
In February 2017, the Committee granted option awards to our Named Executive Officers. Messrs. Capps and Malden were each granted options to purchase 90,000 shares of common stock. These options have an exercise price of $4.62, which was the closing stock price on the date of grant. The options vest one-third on each of February 15, 2018, February 15, 2019 and February 15, 2020. Mr. Cox was granted options to purchase 30,000 shares of common stock. These options have an exercise price of $4.64, which was the closing stock price on the date of grant. The options vest one-third on each of February 22, 2018, February 22, 2019 and February 22, 2020.
Outstanding stock options granted to the Named Executive Officers under our Stock Awards Plan will become fully vested and exercisable upon a Named Executive Officer’s death or termination of employment due to disability or upon a change in control of our company. Such options that become vested and exercisable due to death or disability will remain exercisable until the earlier to occur of (1) the end of the original term of the option or (2) the date that is one-year following the date of death or termination of employment due to disability, as applicable; options that become vested and exercisable due to a change of control will remain exercisable for the applicable term as provided under the option award agreement. Any outstanding stock options (whether vested or unvested) will be cancelled without payment if the Named Executive Officer is terminated for cause. If the Named Executive Officer is terminated for any reason other than death or disability, (A) any unvested stock options will be cancelled without payment, and (B) any vested stock options will not be cancelled but will remain exercisable for the lesser of the original term of the option or the three-month period following the date of termination.
For purposes of our Stock Awards Plan, termination for “cause” will result if: (1) the Named Executive Officer acts dishonestly, and the direct or indirect consequence (or intended consequence) of such action is a personal enrichment to that executive at the expense of our company or any affiliate, (2) the Named Executive Officer is unable to perform his duties in a satisfactory manner (as determined in good faith by our Board) or (3) the Named Executive Officer fails to consistently perform his duties at a level that our Board has, by written notice, informed the officer is expected from him. A Named Executive Officer will be considered “disabled” if he becomes entitled to benefits under our long-term disability plan.
Pursuant to our Plan, a change in control may occur in two ways. If an equity award is subject to Section 409A of the Code, any event that would be considered a change in control under Section 409A of the Code qualifies as a change in control. If the equity award is not subject to Section 409A of the Code, a change in control means the occurrence of any of the following events:

•	we are not the surviving entity in any merger, consolidation or other reorganization (or we survive only as a subsidiary);

•	we sell, lease or exchange all or substantially all of our assets to a third party;

•	we dissolve or liquidate our company;

•	any person or entity acquires ownership of our securities which represent 35% or more of the voting power of our then outstanding securities entitled to vote in the election of directors; or

•
a change in the composition of our Board where less than the majority of the directors are “incumbent directors.” An “incumbent director” is any director as of the date the Plan was adopted or, generally, any director who is elected to our Board after such time by the vote of at least a majority of the directors in place at the time of the Plan’s adoption.

Other Benefits
In addition to base salaries, annual cash incentives and long-term equity-based incentives, we provide the following forms of compensation:

•
Health, Welfare and Retirement Benefits.  Our executive officers are eligible to participate in our medical, dental, vision, disability insurance and life insurance programs to meet their health and welfare needs. This is a fixed component of compensation, and the same benefits are provided on a non-discriminatory basis to all of our employees in the U.S. In addition, all of our executive officers participate in our 401(k) retirement plan, which is available to all of our employees in the U.S. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees.

•
Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our executive officers is competitive, and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. We provide certain Named Executive Officers who are required as part of their job duties to drive considerable distances in order to visit existing and potential customers with the use of a company-owned automobile.

Employment, Severance or Change in Control Agreements
On September 11, 2017, we entered into employment agreements with Messrs. Capps and Malden. We entered into these employment agreements to ensure that our Co-CEO’s will perform their roles for an extended period of time. The employment agreements have a two year initial term which automatically renews and extends for a period of twelve months upon expiration of the initial term or any renewal term unless a written notice of nonrenewal is delivered by either party not less than 60 days prior to expiration of the then existing term.
The employment agreements provide for an annualized base salary equal to $262,650 for Mr. Capps and $253,895 for Mr. Malden, subject to increase from time-to-time at the discretion of the Committee. In the event that an executive’s employment is terminated by us without “cause” or by the executive for “good reason,” the executive will, subject to the executive’s execution and non-revocation of a release of claims, be eligible to receive a severance payment in an amount equal to two times the sum of the executive’s annualized base salary then in effect plus the greater of (a) the amount of the bonus received by the executive for the most recently completed bonus year and (b) 25% of the executive’s annualized base salary then in effect.
Under the employment agreements, the following terms are generally defined as follows:

•
”Cause” is deemed to exist if an executive: (1) materially breaches his employment agreement, (2) appropriates a material business opportunity for his own personal benefit, (3) engages in fraudulent or dishonest activities with respect to us or our business affairs, (4) engages in willful misconduct or gross negligence, (5) materially breaches and violates the Companies policies pertaining to sexual harassment, discrimination or insider trading or (6) is convicted of or is indicted for a criminal offense

•
“Good Reason” is defined as: (1) a material reduction in the executive’s duties and responsibilities without his prior consent, (2) relocation of the geographic location of the executive’s place of employment by more than 50 miles, or (3) a material breach by the Company of any provision of the employment agreement.

The employment agreements also contain standard non-solicitation and non-compete provisions that are effective during the term of the employment agreement and for 24 months following the date of termination.

Results of Prior Year Advisory Vote on Executive Compensation and Fiscal 2018 Compensation Decisions
In determining the appropriateness of our executive compensation program, the Committee considers, among other things, the results of the prior year’s advisory vote on executive compensation (“say-on-pay”). At our fiscal 2017 Annual Meeting of Shareholders, the proposal to approve the compensation of our Named Executive Officers received the support of approximately 92.8% of our shareholders voting in favor of our Named Executive Officer compensation. The level of support is calculated based on votes in favor of the proposal divided by the sum of votes against the proposal plus votes in favor of the proposal.
In response to the aforementioned say-on-pay vote at our fiscal 2017 Annual Meeting of Shareholders, the Committee took the following actions with respect to the compensation of our Named Executive Officers in fiscal 2018:

•
Maintained the reduced base salaries of our Named Executive Officers that took effect June 1, 2015, with no base salary increases approved or implemented in fiscal 2018, despite the continued increased responsibilities of Messrs. Capps and Malden.

•	Established minimum performance criteria for any cash bonuses related to fiscal 2018, which were not attained and resulted in no cash bonuses being paid for fiscal 2018.

•	Did not grant "full value" stock awards to Named Executive Officers in fiscal 2018.

•	Entered into employment agreements with Messrs. Capps and Malden that provided for no change in base or incentive compensation.
Outstanding Equity Awards Value at Fiscal 2018 Year-End Table
The following table provides information concerning all equity awards granted to our Named Executive Officers that were outstanding as of January 31, 2018.
Outstanding Equity Awards as of January 31, 2018

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Robert P. Capps	11,667	—	4.65	7/23/2019
	5,000	—	6.40	5/27/2020
	15,000(5)	—	13.73	5/13/2021
	15,000(5)	—	19.06	5/16/2022
	15,000(5)	—	14.63	5/13/2023
	16,500(5)	—	13.89	6/5/2024
	40,000	20,000(1)	5.00	5/27/2025
	40,000	20,000(2)	2.80	1/12/2026
	—	90,000(3)	4.62	2/15/2027
Guy Malden	11,667	—	4.65	7/23/2019
	5,000	—	6.40	5/27/2020
	15,000(5)	—	13.73	5/13/2021
	15,000(5)	—	19.06	5/16/2022
	15,000(5)	—	14.63	5/13/2023
	16,500(5)	—	13.89	6/5/2024
	40,000	20,000(1)	5.00	5/27/2025
	40,000	20,000(2)	2.80	1/12/2026
	—	90,000(3)	4.62	2/15/2027
Mark Cox	—	30,000(4)	4.64	2/22/2027

(1)	The remaining unexercisable stock options granted on May 27, 2015 became exercisable on May 27, 2018.

(2)	The remaining unexercisable stock options granted on January 12, 2016 become exercisable on January 12, 2019.

(3)	The unexercisable stock options granted on February 15, 2017 become exercisable as follows: one-third on February 15, 2018; one-third on February 15, 2019; and one-third on February 15, 2020.

(4)	The unexercisable stock options granted on February 22, 2017 become exercisable as follows: one-third on February 22, 2018; one-third on February 22, 2019; and one-third on February 22, 2020.

(5)	These stock options were voluntarily forfeited by the Named Executive Officers on April 12, 2018.

DIRECTOR COMPENSATION
General
Each year, the Compensation Committee reviews the total compensation paid to our non-employee directors and the Non- Executive Chairman of our Board. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to fairly compensate directors for their service. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; and (3) the risks associated with fulfilling their fiduciary duties.
The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended January 31, 2018. Mr. Capps, who is our full-time employee, received no compensation for serving as a director.
Director Compensation for the Fiscal Year Ended January 31, 2018

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
	($)	($)	($)
Peter H. Blum	92,000	66,718	158,718
R. Dean Lewis	47,500	46,703	94,203
Robert J. Albers	47,500	46,703	94,203
Thomas S. Glanville	48,500	46,703	95,203
Marcus Rowland	47,500	46,703	94,203

(1)
This column includes the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718 determined without regard to forfeitures. These amounts reflect our accounting valuation of these awards, and do not correspond to any actual value that may be recognized by our non-employee directors. The assumptions used in the calculation of these amounts are discussed in Note 14 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018. The 2018 option awards were granted on February 10, 2017 to our non-employee directors. As of January 31, 2018, Messrs. Blum, Lewis, Albers, Glanville and Rowland held a total of 217,000, 118,000, 146,000, 93,000 and 93,000 unexercised stock options, respectively.

Retainer and Fees
Each non-employee director is eligible to receive the following compensation:

Fiscal 2018
$
Annual retainers:
Each Board member	28,000
Non-executive chairman	48,000
Member of Audit Committee	7,500
Chairman of Audit Committee	5,000
Member of Compensation Committee	4,000
Chairman of Compensation Committee	4,000
Chairman of Strategic Planning Committee	4,000
Each Board meeting attended	2,000
Equity-Based Compensation
In addition to cash compensation, our non-employee directors are eligible, at the discretion of our full Board, to receive discretionary grants of stock options or restricted stock or any combination thereof under our equity compensation plans. For the fiscal year ended January 31, 2018, the Board granted our non-employee directors stock options under our Stock Awards Plan. Specifically, on February 10, 2017, our Board granted 21,000 options to each of Messrs. Lewis, Albers, Rowland and Glanville and 30,000 options to Mr. Blum, in each case, at an exercise price of $4.79. The options vest as follows: one-third on February 10, 2018, one-third on February 10, 2019 and one-third on February 10, 2020.

PROPOSAL 2: AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK
Our authorized capital stock currently consists of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of June 4, 2018, the Record Date for the Annual Meeting, 12,089,399 shares of common stock were issued and outstanding and 700,402 shares of preferred stock have been issued. In addition, we have agreed to issue 21,756 shares of preferred stock to Mitsubishi Heavy Industries, Ltd. upon satisfaction of certain conditions. We have in place an at the market offering, or ATM, program for the issuance of up to 500,000 shares of preferred stock. As of June 4, 2018, we have issued 228,112 shares pursuant to the ATM program, with 271,888 available for future issuance.

The issuance of preferred stock has been an important source of liquidity and expansion capital for us. We have generated approximately $15.3 million in net proceeds from the issuance of preferred stock. These proceeds helped enable us to repay all borrowings under our bank credit facilities, acquire new technology and provide working capital for our operations. Due to our recent financial results and a general downturn in energy related businesses, some sources of capital, such as bank credit facilities, are not readily available to us, or are only available under unacceptable terms and conditions. Accordingly, the Board believes it is in the Company’s best interests to increase the number of authorized shares of preferred stock in order to increase our flexibility for equity financing. The Company has no present intention to issue the additional shares of preferred stock. However, the Board believes that the Company should have the flexibility of having additional shares of preferred stock authorized for issuance in the future without further shareholder approval in connection with various general corporate purposes, including raising additional capital, acquisitions, stock dividends and stock splits. Having these shares available for issuance allows shares to be issued without the expense and delay of a shareholders’ meeting unless such action is required by applicable law or the NASDAQ.

On May 11, 2018, the Board unanimously adopted a resolution approving, subject to shareholder approval, and declaring the advisability of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of preferred stock to 2,000,000 shares, with no change in the par value of the shares of preferred stock. If approved, this would be the first increase in authorized preferred shares under the Company’s Articles of Incorporation.

If this proposal is adopted, the increase will become effective upon the filing of the amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Texas. If the proposal is adopted by the shareholders, the first paragraph of Article IV of the Company’s Articles of Incorporation would be amended to read as follows:

“The aggregate number of shares that the Corporation shall have the authority to issue is twenty million (20,000,000) shares of common stock, par value $.01 per share, and two million (2,000,000) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”).”

Shareholders’ current ownership of common stock will not give them automatic rights to purchase any of the additional authorized shares. If the proposed amendment to the Articles of Incorporation is adopted, the additional authorized shares of preferred stock will be available for issuance from time to time at the discretion of the Board without further action by the shareholders. Article IV of the Articles of Incorporation authorizes the Board, without further shareholder approval, to issue preferred stock having such designations, powers, preferences and rights as may be determined by the Board. Holders of preferred stock would have such voting rights as may be provided for by law and as determined by the Board. If shareholders do not approve this proposal, there will be no immediate impact on the Company or the rights of existing shareholders. However, failure to approve the amendment will limit our future options with respect to capital raising, financing transactions and acquisitions and impact our competitive position.

We have not proposed the increase in the authorized number of shares of preferred stock with the intention of using the additional shares for anti-takeover purposes, although the issuance of additional shares could, in certain circumstances, make an attempt to acquire control of the Company more difficult or preclude shareholders from taking advantage of a situation that might be favorable to their interests. We are not aware at this time of any such attempts and we are not proposing this increase in response to any third-party effort to acquire control of the Company. In addition, the Board has adopted an Anti-Takeover Policy, which provides that the Board will not, without prior shareholder approval, issue or use any of the additional shares of preferred stock newly authorized pursuant to the Articles Amendment (i) for any defensive or anti-takeover purpose, (ii) for the purpose of implementing any shareholders rights plan or (iii) with features specifically intended to make any attempted acquisition of the Company more difficult or costly.

Within these limits, as well as others imposed by applicable law and NASDAQ rules, our Board of Directors may approve the issuance or use of preferred stock for capital raising, financing and acquisition needs or opportunities that under certain circumstances, may be construed as having a general anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company). Also, shareholders should note that the Board has the authority to establish, from time to time, classes or series of preferred stock and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such preferred stock, and these rights, preferences, privileges and restrictions once established could ultimately have the effect of rendering any attempt to gain control of the Company or the Board more challenging or time-consuming.

Adoption of the proposed amendment to our Articles of Incorporation will require the affirmative vote of at least (1) two-thirds of the votes entitled to be cast by the holders of our common stock and (2) two-thirds of the votes entitled to be cast by the holders of Series A Preferred Stock, each voting as a separate class. Abstentions and broker non-votes will have the effect of a vote against this amendment to our Articles of Incorporation. IF YOU EXECUTE AND RETURN A PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN ACCORDANCE WITH THE CHOICE SPECIFIED THEREON, OR, IF NO CHOICE IS PROPERLY INDICATED, IN FAVOR OF THE ADOPTION OF THE PROPOSED AMENDMENT.
Our Board recommends a vote “FOR” approval of the amendment to our Articles of Incorporation.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
We are asking shareholders to approve, on the advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Based on the shareholder vote on the frequency of an advisory vote on executive compensation that took place at our 2012 Annual Meeting, our Board determined to hold the vote on executive compensation annually until the next shareholder vote on the frequency of such advisory vote. In Proposal 4, we are asking shareholders to vote on the frequency of future advisory votes on executive compensation.
We have designed our compensation programs to (1) recruit, develop and retain key executive officers responsible for our success and (2) motivate management to enhance long-term shareholder value. To achieve these goals, our executive compensation decisions are based on the following principal objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Providing a competitive compensation package that attracts, motivates and retains qualified and highly-skilled officers that are key to our long-term success
We analyze compensation packages provided to the officers of other companies in our industry and with whom we compete for management level employees. Based on this analysis, we attempt to provide a base compensation package that is competitive with those companies.

Rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our officers
We consider our overall financial performance and the performance of each individual when determining cash incentive awards, and did not pay annual cash bonus awards for fiscal 2018. A meaningful portion of incentive compensation consists of long-term equity awards.

Avoiding policies and practices that create risks that might have a material adverse effect on us
We do not award multi-year guaranteed bonuses or disproportionate equity grants that provide unlimited upside with no downside. We do not utilize specific performance metrics in determining compensation, other than setting a minimum EBITDA performance goal for payout of our fiscal 2018 cash bonuses, which was not attained.

Avoiding the creation of an environment that might cause undue pressure to meet specific financial goals
We do not use specific prospective financial targets in determining compensation awards, other than setting a minimum EBITDA performance goal for payout of our fiscal 2018 cash bonuses, which was not attained.

We do not engage in certain compensation practices, including the following: (1) the re-pricing of underwater stock options; (2) excessive perquisites; (3) liberal change in control provisions; or (4) tax gross-ups. During the fiscal year ended January 31, 2018, our financial results were better than in the previous two years. In addition, we generated positive cash flow from operating activities and maintained a strong and secure financial position. Despite the improved financial performance, there were no base salary increases for our Named Executive Officers and we did not pay annual cash bonuses for fiscal 2018.
We urge shareholders to read the “Executive Compensation” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and to review the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information of the compensation of our Named Executive Officers for fiscal 2018. The Compensation Committee and our Board believe that the policies and procedures articulated in the section titled “Executive Compensation” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to our long-term success.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to adopt the following resolution at the 2018 Annual Meeting of Shareholders:
“RESOLVED, that the shareholders of Mitcham Industries, Inc. approve, on an advisory basis, the compensation of Mitcham Industries, Inc.’s Named Executive Officers as disclosed in Mitcham Industries, Inc.’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the tabular and narrative disclosure set forth in the section titled “Executive Compensation.”
This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on our Board or our Compensation Committee, will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or its Compensation Committee to take any action. Although the vote is non-binding, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Our Board recommends a vote “FOR” the adoption of the advisory resolution approving the compensation of our Named Executive Officers.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
As required by Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote on whether future advisory votes on Named Executive Officer compensation of the nature reflected in Proposal 3 above should occur every one, two or three years.
After careful consideration of the matter, our Board believes that submitting the advisory vote on Named Executive Officer compensation to shareholders on an annual basis is appropriate at this time, and therefore, our Board recommends that you vote for holding future advisory votes on Named Executive Officer compensation every year. As the proxy card provides shareholders with four choices (every one, two or three years or abstain), you are not voting to approve or disapprove our Board’s recommendation.
In formulating its recommendation, our Board considered that an annual advisory vote on Named Executive Officer compensation will allow our shareholders to provide us with their timely, direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. However, because the advisory vote on Named Executive Officer compensation occurs well after the beginning of the compensation year and the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our Named Executive Officer compensation programs in response to any one year’s advisory vote on Named Executive Officer compensation by the time of the following year’s Annual Meeting of Shareholders.
The frequency vote is non-binding and the final decision regarding the frequency of future advisory votes on executive compensation remains with our Board. However, our Board will carefully consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of advisory votes on Named Executive Officer compensation. Notwithstanding our Board’s recommendations and the outcome of the shareholder vote, our Board may in the future decide to hold the advisory vote on Named Executive Officer compensation more or less frequently than the frequency receiving the most votes cast by our shareholders on this proposal.

Our Board recommends a vote for every “ONE YEAR” as the preferred frequency for advisory votes on Named Executive Officer compensation.

PROPOSAL 5: RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Moss Adams LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending January 31, 2019.
The engagement of Moss Adams LLP has been recommended by the Audit Committee and approved by our Board. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018, and has recommended, and our Board has approved, their inclusion therein. See “Audit Committee Report” included elsewhere in this proxy statement.
Although shareholder ratification of the selection of Moss Adams LLP is not required, the Audit Committee and our Board consider it desirable for our shareholders to vote upon this selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our shareholders and us.
One or more representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of Moss Adams LLP are expected to be available to respond to appropriate questions.
Our Board recommends a vote “FOR” the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.
FEES AND EXPENSES OF MOSS ADAMS LLP
The following table sets forth the amount of audit fees, audit-related fees and tax fees billed or expected to be billed by Moss Adams LLP and Hein & Associates LLP, our independent registered public accounting firms, for the fiscal years ended January 31, 2018 and January 31, 2017 (Hein & Associates LLP combined with Moss Adams LLP in November of 2017):

	2018	2017
Audit fees(1)	$345,759	$318,760
Audit-related fees(2)	35,000	71,650
Tax fees	—	—
All other fees	—	—
Total Fees	$380,759	$390,410

(1)	Includes the audit of our annual consolidated financial statements and the review of our Quarterly Reports on Form 10-Q.

(2)	Includes fees for services provided with respect to forms S-1 and S-3 filed in fiscal 2018 and 2017.
The Audit Committee also has approved a policy that requires committee pre-approval of the compensation and terms of service for audit services and any permitted non-audit services based on ranges of fees, and any changes in terms, conditions and fees resulting from changes in audit scope or other matters. Any proposed audit or non-audit services exceeding the pre-approved fee ranges require additional pre-approval by the Audit Committee or its chairman. All of the above fees were pre-approved pursuant to this policy.

AUDIT COMMITTEE REPORT
The Audit Committee was established to implement and to support oversight function of the Board of Directors with respect to the financial reporting process, accounting policies, internal controls and independent registered public accounting firm of Mitcham Industries, Inc.
The Board of Directors, in its business judgment, has determined that each of Messrs. Lewis, Albers, Rowland and Glanville is an independent director, as that term is defined in Rule 5605 of the NASDAQ Marketplace Rules, and meets the Securities and Exchange Commission’s additional independence requirements for members of audit committees. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Glanville has the necessary accounting and financial expertise to serve as chairman. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” following a determination that they each met the criteria for such designation under the Securities and Exchange Commission’s rules and regulations.
In fulfilling its responsibilities, the Audit Committee:

•
reviewed and discussed the audited financial statements contained in Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 with management and the independent registered public accounting firm, Moss Adams LLP;

•
discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 61, “ Communications with Audit Committees ” as adopted by the Public Company Accounting Oversight Board;

•
received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed the independent registered public accounting firm’s independence with the firm; and

•	considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018.
Respectfully submitted by the Audit Committee,
Thomas S. Glanville (Chairman)
R. Dean Lewis
Robert J. Albers
Marcus Rowland

2018 ANNUAL REPORT
A copy of our 2018 Annual Report to Shareholders, which consists of our Annual Report on Form 10-K for the fiscal year ended January 31, 2018, accompanies this proxy statement. Except for the financial statements included in the 2018 Annual Report that are specifically incorporated by reference herein, the 2018 Annual Report is not incorporated in this proxy statement and is not to be deemed part of this proxy soliciting material.
We have filed our Form 10-K for the fiscal year ended January 31, 2018 with the Securities and Exchange Commission. It is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and our website at www.mitchamindustries.com. Upon written request by a shareholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests should be directed to our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Pursuant to the Securities and Exchange Commission’s rules and regulations, shareholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2019 Annual Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, shareholder proposals must be received by our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175 no later than Wednesday, February 20, 2019 to be eligible for inclusion in our proxy materials.
In addition to the requirements of Rule 14a-8, and as more specifically provided for in Sections 13 and 14 of our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before the 2019 Annual Meeting of Shareholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board or by a shareholder entitled to vote and who complies with the notice procedures set forth in our Bylaws. A shareholder making a nomination for election to our Board or a proposal of business for the 2019 Annual Meeting of Shareholders must deliver proper notice to our Corporate Secretary not less than 70 days nor more than 100 days prior to the meeting, provided, however, that in the event that less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. For additional information about shareholder nominations and proposals, see “Corporate Governance—Director Nomination Process.”
Detailed information for submitting shareholder proposals and director nominations is available upon written request to our Corporate Secretary at our principal executive offices at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175.
PROXY MUST BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED OR ELECTRONICALLY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR BY PHONE AT 1-800-690-6903.    (continued and to be signed on reverse sid

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 2, 2018.
The Notice of Annual Meeting of Shareholders, our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended January 31, 2018 are available at www.proxyvote.com

MITCHAM INDUSTRIES, INC. 8141 SH 75 SOUTH HUNTSVILLE, TX 77340
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE IN PERSON

If you would like to attend the Annual Meeting and vote in person, please review the requirements in the accompanying proxy statement. You can find directions to the Annual Meeting by visiting our website at http://www.mitchamindustries.com and clicking on the “Investor Relations” link.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MITCHAM INDUSTRIES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS. Nominees:	☐	☐	☐
01) Peter H. Blum 02) Robert P. Capps 03) R. Dean Lewis 04) Robert J. Albers 05) Thomas S. Glanville 06) Marcus Rowland

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	APPROVE AN AMMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK, PAR VALUE $1.00, FROM 1,000,000 TO 2,000,000.						☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
3.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.						☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:						1 Year	2 Years	3 Years	Abstain
4.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.					☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
5.	RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS MITCHAM INDUSTRIES, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2019.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 2, 2018.

The Notice of Annual Meeting of Shareholders, our Proxy Statement for the Annual
Meeting and our Annual Report to Shareholders for the fiscal year ended January 31, 2018 are available at
www.proxyvote.com

MITCHAM INDUSTRIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, AUGUST 2, 2018 AT 9:00 AM LOCAL TIME

The undersigned hereby constitutes and appoints Robert P. Capps and Peter H. Blum, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of the common stock of Mitcham Industries, Inc. held of record by the undersigned on June 4, 2018 as if personally present at the Annual Meeting of Shareholders to be held on Thursday, August 2, 2018, and any adjournment or postponement thereof, as designated on the reverse.

Each signatory to this proxy acknowledges receipt from Mitcham Industries, Inc. prior to execution of this proxy, of a notice of Annual Meeting of Shareholders and a proxy statement dated June 20, 2018.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof. Please see the accompanying proxy statement for additional details.

YOU ARE URGED TO DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING. THIS PROXY MUST BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED OR ELECTRONICALLY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR BY PHONE AT 1-800-690-6903.

(Continued and to be signed on reverse side)